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                                                                     EXHIBIT 1.2



The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

                               [CHINA MOBILE LOGO]

                        CHINA MOBILE (HONG KONG) LIMITED
(Incorporated in Hong Kong with limited liability under the Companies Ordinance)

                      INVESTMENT BY HEWLETT-PACKARD COMPANY
                           IN ASPIRE HOLDINGS LIMITED,
                            BUSINESS ALLIANCE BETWEEN
                           HEWLETT-PACKARD COMPANY AND
                             ASPIRE HOLDINGS LIMITED
                                       AND
             CONNECTED TRANSACTIONS BETWEEN ASPIRE HOLDINGS LIMITED
                  AND EACH OF CHINA MOBILE (HONG KONG) LIMITED
                   AND CHINA MOBILE COMMUNICATIONS CORPORATION

Aspire Holdings Limited, ("Aspire"), a subsidiary of China Mobile (Hong Kong) Limited (the "Company"), has, on 10 January 2001, entered into:

(a) a Subscription and Shareholders Agreement with, inter alia, Hanover Asia-Pacific Investments Limited ("Hanover") (an indirect wholly-owned subsidiary of Hewlett-Packard Company ("HP")); and

(b)  a Business Alliance Agreement with HP.

Both Hanover and HP are independent third parties not connected with any directors, chief executives or substantial shareholders of the Company or any of its subsidiaries or any of their respective associates.

Pursuant to the Subscription and Shareholders Agreement, Hanover has agreed to invest in Aspire and subscribe for up to a 7 per cent. interest of the enlarged issued ordinary share capital of Aspire in cash for a maximum total subscription price of US$35 million (equivalent to approximately HK$272.3 million).

Pursuant to the Business Alliance Agreement, HP and Aspire intend to enter into a mutually beneficial strategic relationship. Aspire will engage HP as a preferred supplier for hardware and related services that are required for the Aspire's Services (as defined below) as part of a broad range of strategic initiatives, if such products and services are of same or better quality and pricing terms as other competing products or services, as determined by the Chief Executive Officer of Aspire. HP will treat Aspire and its subsidiaries as its preferred customers.

Following commercial negotiations and having made considerable efforts, Aspire has also entered into a MISC (Mobile Information Service Centre) Platform Development Master Agreement (as defined below) with each of the Company and China Mobile Communications Corporation ("CMCC"). Pursuant to these agreements, Aspire will provide the Company and CMCC with wireless data solution development, system and gateway integration services, hardware, software and system development, technical support and software provision that are relating to wireless data, and co-develop with the Company and CMCC wireless data application services.

The two MISC Platform Development Master Agreements and transactions contemplated thereunder will constitute connected transactions under Rule 14.23(1)(a) of the Rules Governing the Listing of Securities (the "Listing Rules") of The Stock Exchange of Hong Kong Limited (the "Stock Exchange"). The Board considers that the entering into of these two agreements may constitute price-sensitive information and therefore, the details of these agreements are disclosed in this announcement.

According to the Platform Development Master Agreements, the Company and CMCC will pay Aspire equipment charges, systems integration fees, software licensing fees, technical support fees and/or major overhaul charges, which will be determined according to standards laid down by the relevant governmental departments and/or by reference to market rates. The actual annual amounts payable by CMCC and the Company to Aspire pursuant to each of the two Platform Development Master Agreements have not been fixed. The Company will comply with the requirements of Chapter 14 of the Listing Rules, including the publication of further announcements (where applicable), when such amounts are determined.

The Board considers Aspire to be a critical part of the Company's overall strategy to capture the fast growing wireless data sector in China, and is expected to broaden the Group's average revenue per user ("ARPU") sources and provide further growth momentum of the Group's subscriber base. In addition, the Company will also benefit from Aspire's expected fast growing revenue stream generated from providing different wireless data service solutions, such as systems and gateway integration service fees, software licensing fees, and wireless solution fees for e-corporate customers.

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The board of directors (the "Board") of China Mobile (Hong Kong) Limited (the
"Company", together with its subsidiaries, the "Group") announces that following extensive commercial negotiations and having made considerable efforts, Aspire, a subsidiary of the Company, has, on 10 January 2001, entered into:

(a)  a Subscription and Shareholders Agreement with, inter alia, Hanover;

(b)  a Business Alliance Agreement with HP; and

(c) a MISC (Mobile Information Service Centre) Platform Development Master Agreement with each of the Company and CMCC, respectively.

Both Hanover and HP are independent third parties not connected with any directors, chief executives or substantial shareholders of the Company or any of its subsidiaries or any of their respective associates.


ASPIRE HOLDINGS LIMITED

Aspire focuses primarily on systems integration, product development (in particular, software development) and technical support in relation to mobile data systems and related applications in the People's Republic of China (the "PRC").

Aspire intends to provide wireless data and internet enabling technologies, applications and service platforms, and in particular, systems integration services for mobile data systems, and the construction, maintenance and support of the website portal "Monternet" of the Group and CMCC, software development, licensing and support services for wireless operators in the PRC, systems integration for on-line merchants and content providers, and wireless solutions for e-corporates in the PRC and other related services (together, the "Aspire's Services"). As the Company's vehicle to develop wireless data service solution, Aspire will initially target the provincial mobile network operators of the Group and CMCC, which jointly had over 63 million subscribers by November 2000. It is intended that Aspire will also provide such services to other mobile network operators in China, as well as wireless content and application providers to tap China's huge mobile subscriber base. In the longer term, Aspire's target customers will also include enterprise customers outsourcing wireless data services in China.

The Board believes that wireless data in China has enormous growth potential because of the high growth of mobile subscribers, especially in the coastal areas, but the internet penetration is low. The Board considers Aspire to be a critical part of the Company's overall strategy to capture the fast growing wireless data sector in China, and is expected to broaden the Group's ARPU sources and provide further growth momentum of the Group's subscriber base. In addition, the Company will also benefit from Aspire's expected fast growing revenue stream generated from providing different wireless data service solutions, such as systems and gateway integration service fees, software licensing fees, and wireless solution fees for e-corporate customers.

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SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Date:     10 January 2001

Parties:  1. The Company
          2. ASP Investment Holdings Limited ("ASP")
          3. Hanover
          4. Aspire

The Company and ASP are the existing shareholders of Aspire having, respectively, 80 per cent. and 20 per cent. interest in the issued ordinary share capital of Aspire. ASP is an independent third party not connected with any directors, chief executives or substantial shareholders of the Company or any of its subsidiaries or any of their respective associates. ASP is an affiliate of Merrill Lynch (Asia Pacific) Limited, which is the financial adviser to Aspire.


MAJOR TERMS OF THE AGREEMENT:

Pursuant to the Subscription and Shareholders Agreement, Hanover (an indirect wholly-owned subsidiary of HP) agrees to subscribe for up to 7 per cent. of the enlarged issued ordinary share capital of Aspire in cash for a maximum total subscription price of US$35 million. Hanover will initially subscribe for 13,489,318 ordinary shares of par value of HK$0.10 in the share capital of Aspire (representing 1.7 per cent. of the issued ordinary share capital in Aspire immediately after the issue of such shares) in cash at an initial subscription price of US$8.5 million (equivalent to approximately HK$66.1 million and representing approximately HK$4.90 per ordinary share) upon the satisfaction of certain conditions precedent. All of Hanover's subscription of the shares in Aspire (up to 7 per cent. of the enlarged issued ordinary share capital of Aspire) will be at the same per share issue price. It is the intention of the shareholders of Aspire that additional strategic investors will make investments in Aspire. For the period of one year after the date of the Subscription and Shareholders Agreement, Hanover will subscribe for additional shares in Aspire whenever additional investors subscribe for shares in Aspire such that the maximum shareholding of Hanover in Aspire is 7 per cent. of the enlarged issued ordinary share capital of Aspire at a maximum amount of US$35 million. After Hanover and additional strategic investors (if any) have made further investments in Aspire, the Company's interest in Aspire will decrease from its current level but it is intended that Aspire will remain a subsidiary of the Company.

In addition, the Company agrees to subscribe for the entire redeemable preference stock in Aspire at US$20 million (equivalent to approximately HK$155.6 million) in cash. The redeemable preference stock entitles the Company to a cumulative preferential dividend of 10 per cent. per annum on the amount invested. The redeemable preference stock will be redeemed at the amount invested plus any cumulative dividend unpaid at the time of redemption. The terms of the subscription of the redeemable preference stock by the Company are based on arm's length negotiations between the Company and Aspire.


CONDITIONS FOR COMPLETION OF THE AGREEMENT:

The Subscription and Shareholders Agreement is conditional upon (a) the execution of the Business Alliance Agreement by HP and Aspire; (b) approval of the board of directors of Aspire, ASP and Hanover; and (c) the obtaining of all necessary approvals of Aspire and HP for the entering into of the Business Alliance Agreement. Completion of the subscription by Hanover and the Company of shares in Aspire under the Subscription and Shareholders Agreement will take place on 17 January 2001 or such other date as agreed between the Company, ASP and Hanover.

The investments of the Company and Hanover in Aspire will be used to fund any capital requirements necessary for Aspire to carry on, expand or develop the business of Aspire.

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BUSINESS ALLIANCE AGREEMENT

Date:     10 January 2001

Parties:  1. Aspire
          2. HP


MAJOR TERMS OF THE AGREEMENT:

Pursuant to the Business Alliance Agreement, HP and Aspire intend to enter into a mutually beneficial strategic relationship. Aspire will engage HP as a preferred supplier for hardware and related services that are required for the Aspire's Services as part of a broad range of strategic initiatives, if such products and services are of same or better quality and pricing terms as other competing products or services, as determined by the Chief Executive Officer of Aspire. In return, HP will treat Aspire and its subsidiaries as its preferred customers, which entitles Aspire and its subsidiaries to be offered the best customer price and financing options for HP's products and services that are available under HP's preferred partner programs prevailing in the PRC. Both parties intend to enter into further discussions and agreements in the areas of licensing and technical assistance, joint research and development, joint sales and marketing and reselling of wireless data-related system integration and software development services.


CONNECTED TRANSACTIONS

PLATFORM DEVELOPMENT MASTER AGREEMENT WITH THE COMPANY

Date:     10 January 2001

Parties:  1. The Company
          2. Aspire


PLATFORM DEVELOPMENT MASTER AGREEMENT WITH CMCC

Date:     10 January 2001

Parties:  1. CMCC
          2. Aspire


MAJOR TERMS OF THE TWO PLATFORM DEVELOPMENT MASTER AGREEMENTS:

Pursuant to the two Platform Development Master Agreements, Aspire will provide the same services to the Company and CMCC. The services provided to the Company, CMCC and their respective mobile telecommunications subsidiaries in various provinces (municipalities and autonomous regions) in the PRC relate to their respective MISC platform (including unified messaging applications and e-commerce applications). For this platform, Aspire will provide system and gateway integration services, hardware, software and system development (including development of applications), technical support and major overhaul services. It is expected that the completed MISC China Mobile wireless data information service platform will be able to provide data related value added services like Internet service, virtual machine, STK, stock trading, mobile banking, IOD, ICQ, prepaid services, entertainment and other information.

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According to the Platform Development Master Agreements, the Company and CMCC
will pay Aspire equipment charges, systems integration fees, software licensing fees, technical support fees and/or major overhaul charges, which will be determined according to standards laid down by the relevant governmental departments and/or by reference to market rates. Details of the services will be governed by contracts to be negotiated and entered into by Aspire and the relevant subsidiaries of the Company and CMCC in accordance with the terms of the Platform Development Master Agreements. The actual annual amounts payable by CMCC and the Company to Aspire pursuant to each of the two Platform Development Master Agreements have not been fixed. The Company will comply with the requirements of Chapter 14 of the Listing Rules, including the publication of further announcements (where applicable), when such amounts are determined.


MISC PLATFORM

The MISC Platform is a standardised nationwide platform for wireless data in the PRC. It is expected that the roll out of the MISC platform will start in some of the major coastal provinces in early 2001. The MISC Platform will provide a standardised environment for all wireless data applications and services to run on in serving subscribers of the Group and CMCC. The standardised environment should encourage the development of various applications and software by different content providers and third parties, thereby stimulating the usage and subscription of mobile data applications.


OTHER INFORMATION

As CMCC owns 100 per cent. economic interest of China Mobile (Hong Kong) Group Limited which in turn through China Mobile Hong Kong (BVI) Limited owns approximately 75.58 per cent. of the Company, CMCC is an indirect controlling shareholder of the Company. Aspire is a subsidiary of the Company. The two MISC Platform Development Master Agreements and transactions contemplated thereunder will constitute connected transactions under Rule 14.23(1)(a) of the Listing Rules. The Board considers that the entering into of these two agreements may constitute price-sensitive information and accordingly, the details of these agreements are disclosed in this announcement.

For your convenience, unless otherwise stated or the context requires otherwise, this announcement contains translations between Renminbi amounts and Hong Kong dollars at RMB1.06 = HK$1.00, and between Hong Kong dollar amounts and U.S. dollars at HK$7.78 = US$1.00.

                                                     By order of the Board
                                                CHINA MOBILE (HONG KONG) LIMITED
                                                          Wang Xiaochu
                                                            Chairman

Hong Kong, 10 January 2001